Exhibit 99.1

FORM OF
INSTRUCTIONS AS TO USE OF SUBSCRIPTION RIGHTS CERTIFICATES
ENZON PHARMACEUTICALS, INC.

Please consult Georgeson LLC, the Information Agent, or Continental Stock Transfer & Trust Company, the Subscription Agent, or your bank or broker as to any questions.

The following instructions relate to a distribution in a rights offering (the “Rights Offering”) by Enzon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to holders of record of its common stock, $0.01 par value per share (the “Common Stock”), as described in the Company’s prospectus dated [            ], 2020 (the “Prospectus”). Each holder of Common Stock as of 5:00 PM, New York City Time, on [            ], 2020 (the “Record Date”) will receive, at no charge, transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase units (the “Units”). Each Unit consists of one share of newly designated Series C Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and 750 shares of Common Stock. For every 1,105 Subscription Rights held, the holder is entitled to purchase one Unit at a subscription price per Unit of $1,090 (the “Subscription Price”). The Subscription Rights, Units and Preferred Stock are described in the Prospectus.

The Subscription Rights may be exercised at any time during the subscription period, which commences on [            ], 2020 and ends at 5:00 p.m., New York City Time, on [            ], 2020, unless extended in the sole discretion of the Company; provided, however, that the Company may not extend the expiration date of the Rights Offering by more than 30 days past the original expiration date (as it may be extended, the “Expiration Date”). If you do not exercise your Subscription Rights before that time, your Subscription Rights will expire and will no longer be exercisable. The Company will not be required to issue Units to you if the Subscription Agent receives your Subscription Rights Certificate or your subscription payment after that time. The Company has the option to extend the Rights Offering by giving oral or written notice to the Subscription Agent before the Rights Offering expires in the Company’s sole discretion; provided, however, that the Company may not extend the Expiration Date of the Rights Offering by more than 30 days past the original Expiration Date. If the Company elects to extend the Rights Offering, the Company will issue a press release announcing the extension no later than 9:00 a.m., New York City Time, on the next business day after the most recently announced expiration date of the Rights Offering.

As described in the Prospectus, holders will receive one Subscription Right for every share of Common Stock owned on the Record Date, evidenced by transferable Subscription Rights certificates (the “Subscription Rights Certificates”). For every 1,105 Subscription Rights held, the holder is entitled to purchase one Unit at the Subscription Price.

The Company will not issue fractional Subscription Rights or fractional Units in the Rights Offering. Accordingly, if you hold shares of Common Stock in an amount other than a whole multiple of 1,105 shares and wish to acquire a certain number of Units in the Rights Offering, you will need to either acquire (i) additional shares of Common Stock in the open market prior to the Record Date or (ii) additional Subscription Rights during the offering period of the Rights Offering, in each case in an amount sufficient to increase your ownership of Subscription Rights to allow you to participate at a level you desire to participate.

PAYMENT OF THE SUBSCRIPTION PRICE FOR ALL UNITS, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED ON OR BEFORE THE EXPIRATION DATE. SUBSCRIPTION RIGHTS NOT VALIDLY EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE. IN CASE YOU HOLD SUBSCRIPTION RIGHTS THROUGH A BROKER OR OTHER NOMINEE, YOU SHOULD VERIFY WITH YOUR BROKER OR NOMINEE BY WHEN YOU MUST DELIVER YOUR INSTRUCTION.

1.	Subscription Rights. For registered holders, to exercise Subscription Rights, complete your Subscription Rights Certificate and send your properly completed and executed Subscription Rights Certificate, together with payment in full of the Subscription Price for each Unit subscribed for and, if applicable, notice of guaranteed delivery, to the Subscription Agent. PLEASE DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. The method of delivery of the Subscription Rights Certificate and the payment of the Subscription Price to the Subscription Agent is at your election and risk.

If you are a beneficial owner of Common Stock that is registered in the name of a broker, dealer, bank or other nominee, you will need to coordinate exercises of Subscription Rights through your broker, dealer, bank or other nominee in order for them to transmit payment to the Subscription Agent.

2.	Acceptance of Payments. Payments will be deemed to have been received by the Subscription Agent only upon the (i) clearance of a personal check drawn on a U.S. bank payable to “Continental Stock Transfer & Trust Company, as subscription agent for Enzon Pharmaceuticals, Inc.”; (ii) receipt of a certified check drawn on a U.S. bank to “Continental Stock Transfer & Trust Company, as subscription agent for Enzon Pharmaceuticals, Inc.”; (iii) receipt of a U.S. Postal money order payable to “Continental Stock Transfer & Trust Company, as subscription agent for Enzon Pharmaceuticals, Inc.”; or (iv) receipt of a wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company, as subscription agent, for purposes of accepting subscriptions in this Rights Offering at Enzon Pharmaceuticals, Inc., with reference to the name of the Subscription Rights holder. Funds paid by uncertified personal check may take several business days to clear. If your personal check does not clear before the Expiration Date, then you will not receive any Units, and the Company’s only obligation will be to return your subscription payment, without interest or deduction. Accordingly, if you wish to pay the Subscription Price by uncertified personal check, then you should make payment sufficiently in advance of the Expiration Date to ensure its receipt and clearance by that time. The Company encourages urges you to consider payment by means of certified or cashier’s check, money order or wire transfer.

If you are a beneficial owner of Common Stock that is registered in the name of a broker, dealer, bank or other nominee, you will need to coordinate payments through your broker, dealer, bank or other nominee.

3.	Contacting the Subscription Agent. The address and telephone number of the Subscription Agent are shown below.

Continental Stock Transfer & Trust Company Attn: Reorganization Department 1 State Street 30th Floor New York, NY 10004 (917) 262-2378

4.	Missing or Incomplete Subscription Forms or Payment. If you fail to complete and sign the Subscription Rights Certificate or otherwise fail to follow the subscription procedures that apply to the exercise of your Subscription Rights before the Rights Offering expires, the Subscription Agent will reject your subscription or accept it to the extent of the payment received. Neither the Company nor the Subscription Agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor is the Company or the Subscription Agent under any obligation to correct such forms. The Company has the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures. If you send a payment that is insufficient to purchase the number of Units you requested, or if the number of Units you requested is not specified in the forms, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

5.	Deliveries to Holders. The following deliveries and payments to you will be made:

a)	Subscription Rights. The shares of Common Stock and Preferred Stock that comprise the Units issuable upon the valid exercise of Subscription Rights will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from the Company’s transfer agent reflecting ownership of these securities if you are a holder of Common Stock. The Subscription Agent will arrange for the issuance of the Common Stock and Preferred Stock as soon as practicable after the expiration of the Rights Offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. If you hold your shares of Common Stock in the name of a custodian bank, broker, dealer, or other nominee who utilizes the services of The Depository Trust Company (“DTC”), DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.

b)	Excess Payments. To the extent you properly exercise your Subscription Rights for an amount of Units that exceeds the number of unsubscribed Units available to you, any excess subscription payments will be returned to you as soon as practicable after the expiration of the Rights Offering, without interest or penalty.

6.	Transfer of Subscription Rights. The Subscription Rights will be transferable. The Subscription Rights will be a new issue of securities with no prior trading market. The Company does not intend to apply to list the Subscription Rights for trading on any exchange or any other market and your ability to transfer the Subscription Rights will be limited and difficult.

a)	Transfer of All Subscription Rights.

i)	Registered Holder. To transfer all of your Subscription Rights represented by a Subscription Rights Certificate to a designated transferee, you must complete the transfer portion of the Subscription Rights Certificate in its entirety, execute the Subscription Rights Certificate and have your signature guaranteed by an eligible guarantor institution (bank, stock broker, savings & loan association or credit union) with membership in an approved signature guarantee medallion program pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each, an “Eligible Institution”). A Subscription Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Subscription Rights Certificate issued by the Subscription Agent. In order to exercise, or otherwise take action with respect to, such a transferred Subscription Rights Certificate, the new holder should deliver the Subscription Rights Certificate, together with payment of the applicable price and complete separate instructions signed by the new holder, to the Subscription Agent in ample time to permit the Subscription Agent to take the desired action.

ii)	Person Other Than Registered Holder. If you are a beneficial owner of Common Stock that is registered in the name of a broker, dealer, bank or other nominee, you will need to coordinate a transfer through your broker, dealer, bank or other nominee.

b)	Transfer of a Portion of Subscription Rights; Subdivisions.

i)	Registered Holders. Because only the Subscription Agent can issue Subscription Rights Certificates, if you wish to transfer fewer than all of the Subscription Rights evidenced by your Subscription Rights Certificate to a designated transferee, or to subdivide your Subscription Rights Certificates, you must instruct the Subscription Agent as to the action to be taken with respect to the Subscription Rights not sold or transferred, or you must divide your Subscription Rights Certificate into Subscription Rights Certificates of appropriate smaller denominations by following the instructions below. The Subscription Rights Certificate evidencing the number of Subscription Rights you intend to transfer can then be transferred by following the instructions for transfers of all Subscription Rights represented by a Subscription Rights Certificate. To have a Subscription Rights Certificate divided into smaller denominations, send your Subscription Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your rights to be divided) signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Subscription Rights Certificates to be issued and returned so that they can be used prior to the Expiration Date. The Subscription Agent will facilitate subdivisions of Subscription Rights Certificates only until 5:00 p.m., New York City Time, on [ ], 2020, the third business day before the Expiration Date. Subscription Rights Certificates may not be divided into fractional rights, and any instruction to do so will be rejected.

ii)	Persons Other Than Registered Holder. If you are a beneficial owner of Common Stock that is registered in the name of a broker, dealer, bank or other nominee, you will need to coordinate a partial transfer through your broker, dealer, bank or other nominee.

c)	Timing of Transfers. Subscription Rights holders wishing to transfer all or a portion of their Subscription Rights, or to subdivide Subscription Rights, should allow a sufficient amount of time prior to the Expiration Date for: (i) the transfer instructions to be received and processed by the Subscription Agent or applicable broker, dealer, bank or other nominee; (ii) if required, a new Subscription Rights Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Subscription Rights and to the transferor with respect to retained Subscription Rights, if any; and (iii) the Subscription Rights evidenced by such new Subscription Rights Certificates to be exercised by the recipients thereof. Neither the Company nor the Subscription Agent shall have any liability to a transferee or transferor of rights if Subscription Rights are not received in time for exercise prior to the Expiration Date. Subscription Rights not exercised by the Expiration Date will expire and have no value. Neither the Company nor the Subscription Agent shall have any liability with respect to any expired Subscription Rights.

d)	Commissions, Fees, and Expenses. All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the Information Agent, incurred in connection with the transfer of the Subscription Rights will be for the account of the transferor of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

7.                Execution.

a)	Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

b)	Persons Other Than Registered Holder. If you are a beneficial owner of Common Stock that is registered in the name of a broker, dealer, bank or other nominee, you will need to coordinate executions of exercises through your broker, dealer, bank or other nominee.

8.	Method of Delivery. The method of delivery of and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Subscription Rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to and receipt by the Subscription Agent prior to the Expiration Date.

9.	Revocation. If you exercise your Subscription Rights, you may revoke such exercise before the Expiration Date. If the Expiration Date is extended, you may revoke your exercise of Subscription Rights at any time until the final Expiration Date as so extended. If the Company terminates the Rights Offering, all subscription payments received will be returned as soon as practicable thereafter without interest or deduction. After the expiration date of the Rights Offering, such exercises are irrevocable.

To be effective, a written notice of revocation must be received by the Subscription Agent at its address identified above prior to the Expiration Date of the Rights Offering, as may be extended. Any notice of revocation must specify the name of the person who exercised the Subscription Rights for which such exercises are to be revoked and the number of Subscription Rights to be revoked. Any funds received by the Subscription Agent will be promptly returned to such holder following a revocation. Revocations of Subscription Rights may not be cancelled; however, you may exercise your Subscription Rights again by following one of the procedures described above at any time prior to the expiration of the Rights Offering. All questions as to the form and validity (including time of receipt) of any notice of revocation will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts with jurisdiction over the Company that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of revocation or incur any liability for failure to give any such notification, subject to the judgment of any court with jurisdiction over the Company.

10.	Questions and Request for Additional Materials. For questions regarding the Rights Offering, assistance regarding the method of exercising Subscription Rights or for additional copies of relevant documents, please contact the Information Agent for the Rights Offering, Georgeson LLC, at (888) 605-8334 (toll free).

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